EXHIBIT 99.A

News                                                     EP
For Immediate Release


El Paso Announces Sale of El Paso Oil and Gas Canada, Inc. for
US$346 Million

HOUSTON, TEXAS, FEBRUARY 16, 2004-El Paso Corporation (NYSE:EP) today announced that it has agreed to sell El Paso Oil and Gas Canada, Inc. to BG Group for approximately US$346 million. The sale encompasses approximately 690,000 net acres of leasehold, including properties that had an average production rate of 57 MMcfe/d, net to El Paso's interest, as of December 31, 2003. This transaction, which is expected to close in March 2004, covers all of El Paso's Canadian assets with the exception of the Caribou natural gas processing plant, firm capacity on the Alliance pipeline system, and interests in Nova Scotia. El Paso will use the proceeds from this transaction to repay debt and for other corporate purposes.

"We are making excellent progress on the asset-sales goal in our long-range plan," said Doug Foshee, president and chief executive officer of El Paso. "In roughly two month's time, we have contracted for every major asset sale that was assumed in our December plan."

This sale supports El Paso's recently announced long-range plan to reduce the company's debt, net of cash, to approximately $15 billion by year-end 2005. To date, the company has announced or closed approximately $2.9 billion of the $3.3 to $3.9 billion of assets sales targeted under the plan.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to divest of certain assets, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Mel Scott, Director
Office:  (713) 420-3039
Fax:     (713) 420-6341